EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports Net Income for the Twelve Months Ended December 31, 2014 and Declares Cash Dividend of $0.07 Per Share

CHICOPEE, Mass., Jan. 26, 2015 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the "Company") (Nasdaq:CBNK), the holding company for Chicopee Savings Bank (the "Bank"), announced the unaudited results of operations for the three and twelve months ended December 31, 2014.

The Company also announced on January 26, 2015, that its Board of Directors declared a cash dividend of $0.07 per share. Stockholders of record on February 6, 2015 will receive the cash dividend on or about February 20, 2015.

The Company reported a decrease of $93,000, or 10.6%, in income before taxes to $788,000 for the three months ended December 31, 2014, compared to $881,000 for the three months ended December 31, 2013. The Company reported a decrease in net income of $371,000, or 55.4%, from $670,000, or $0.14 earnings per share, for the three months ended December 31, 2013, to $299,000, or $0.06 earnings per share, for the three months ended December 31, 2014.

The $371,000, or 55.4%, decrease in net income for the three months ended December 31, 2014 compared to the three months ended December 31, 2013, was primarily due to the increase in non-interest expense of $490,000, or 11.2%, an increase in income tax expense of $279,000, or 132.2%, a decrease in non-interest income of $91,000, or 12.9%, partially offset by the decrease in the provision for loan losses of $88,000, or 56.4%, and an increase of $400,000, or 8.5%, in net interest income.

The increase in net interest income of $400,000, or 8.5%, from $4.7 million for the three months ended December 31, 2013 to $5.1 million for the three months ended December 31, 2014 was due to the $342,000, or 6.0%, increase in interest and dividend income and the decrease in interest expense of $58,000, or 5.9%.

The increase in interest and dividend income of $342,000, or 6.0%, was primarily due to the increase in average loans of $48.8 million, or 10.4%, from $471.3 million for the three months ended December 31, 2013 to $520.1 million for the three months ended December 31, 2014, partially offset by the decrease in the asset yield of nine basis points from 4.32% for the three months ended December 31, 2013 to 4.23% for the three months ended December 31, 2014. Over the same period, the cost of deposits decreased $128,000, or 15.8%, due to the continuation of low interest rates, partially offset by the increase of $70,000, or 41.7%, in the cost of borrowings. The increase in the cost of borrowings was due to the increase in average borrowings of $36.7 million, or 128.9%, partially offset by the 89 basis points decrease in the cost of borrowings from 2.34% for the three months ended December 31, 2013 to 1.45% for the three months ended December 31, 2014. The average cost of funds decreased 15 basis points due to the continuation of low market interest rates, which allowed the Company to continue to renew or replace maturing time deposits at lower costs. The average balance of demand deposit accounts, an interest free source of funds, increased $6.4 million, or 6.9%, for the three months ended December 31, 2014 compared to the three months ended December 31, 2013.

Average earning assets increased $43.1 million, or 7.9%, for the three months ended December 31, 2014 compared to the same period in 2013, due to the $48.9 million, or 10.4%, increase in average loans and an increase of $13.1 million, or 81.3%, in average cash and cash equivalents, partially offset by the decrease of $18.9 million, or 33.3%, in average investments.

The net interest margin decreased from 3.61% for the three months ended December 31, 2013 to 3.60% for the three months ended December 31, 2014. The tax equivalent interest rate spread increased five basis points from 3.34% for the three months ended December 31, 2013 to 3.39% for the three months ended December 31, 2014.

The provision for loan losses decreased $88,000, or 56.4%, for the three months ended December 31, 2014 compared to the three months ended December 31, 2013.

The $91,000, or 12.9%, decrease in non-interest income from $707,000 for the three months ended December 31, 2013 to $616,000 for the three months ended December 31, 2014 was primarily due to the decrease of $33,000, or 52.4%, in income from loan sales and servicing, a $46,000, or 1,150.0%, increase in the net loss on the sale of other real estate owned ("OREO"), and a $37,000, or 100.0%, decrease on the gain on sales of securities available-for-sale, partially offset by an increase in service charges, fees and commissions of $25,000, or 4.8%.

Non-interest expense increased $490,000, or 11.2%, for the three months ended December 31, 2014 compared to the three months ended December 31, 2013. Non-interest expense increased primarily due to the increase in professional fees of $190,000, or 152.0%, an increase of $99,000, or 1,100.00%, in foreclosure and loan collection expenses, an increase of $65,000, or 125.0%, in FDIC insurance expense, an increase of $29,000, or 17.8%, in furniture and equipment, an increase of $28,000, or 8.9%, in data processing and an increase of $182,000, or 26.8%, in other non-interest expense, primarily due to expenses related to the increase in non-performing loans. These increases were partially offset by a decrease in salaries and benefits of $61,000, or 2.4%, a decrease in occupancy expense of $4,000, or 1.3%, and a decrease of $26,000, or 22.4%, in advertising expense.

The increase in tax expense of $279,000, or 132.2%, for the three months ended December 31, 2014 was due to the difference in effective tax rates applied to pre-tax income which differed due to having a net loss for the year-ended December 31, 2014 and net income for the year ended December 31, 2013.

The Company reported pre-tax, pre-provision income of $3.6 million for the twelve months ended December 31, 2014, compared to $3.7 million for the twelve months ended December 31, 2013. The Company reported a net loss of $578,000, or $0.12 net loss per basic share, for the twelve months ended December 31, 2014, compared to net income of $2.6 million, or $0.51 earnings per basic share, for the twelve months ended December 31, 2013.

The net loss reported for the twelve months ended December 31, 2014, was due to the increase in the provision for loan losses of $4.8 million, or 1,140.2%, the increase in non-interest expense of $745,000, or 4.1%, a decrease in non-interest income of $283,000, or 9.1%, partially offset by the increase in net interest income of $951,000, or 5.1%, and the decrease in income tax expense of $1.8 million, or 261.0%. The tax benefit was the result of a change in the effective tax rate of 21.2%, for the twelve months ended December 31, 2013 to 65.7%, for the twelve months ended December 31, 2014, due to the net loss reported as well as the benefit of the tax-exempt investment income.

The increase in net interest income of $951,000, or 5.1%, from $18.7 million for the twelve months December 31, 2013 to $19.7 million for the twelve months ended December 31, 2014 was primarily due to the $666,000, or 15.3%, decrease in interest expense, and the increase in interest income from loans of $400,000, or 1.9%, partially offset by the decrease in interest income from investments of $101,000, or 6.0%.

Average interest earning assets for the twelve months ended December 31, 2014, increased $16.5 million, or 3.0%, from the same period in 2013, due to the $42.4 million, or 9.1%, increase in average loans, partially offset by the $22.4 million, or 34.8%, decrease in average investments and a decrease of $3.5 million, or 16.5%, in average cash and cash equivalents.

The yield on assets decreased nine basis points from 4.39% for the twelve months ended December 31, 2013 to 4.30% for the twelve months ended December 31, 2014, primarily due to the 30 basis point decrease in the loan yield, partially offset by the 193 basis point increase in the tax equivalent investment yield. The cost of funds decreased 17 basis points and was driven primarily by the 36 basis points decrease in the cost of deposits, the 17 basis points decrease in cost of NOW accounts and the 82 basis points decrease in borrowing costs. The decrease in costs was due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The net interest margin increased five basis points from 3.60%, for the twelve months ended December 31, 2013, to 3.65% for the twelve months ended December 31, 2014. The interest rate spread increased eight basis points from 3.35% for the twelve months ended December 31, 2013 to 3.43% for the twelve months ended December 31, 2014.

The average balance of demand deposit accounts, an interest free source of funds, increased $14.4 million, or 18.5%, for the twelve months ended December 31, 2014, compared to the same period in 2013. Over the same period, average certificates of deposit decreased $12.6 million, or 7.4%. The decrease in certificates of deposit was more than offset by the $20.7 million, or 56.9%, increase in average FHLB advances. The cost of certificates of deposit decreased from 1.67% for the twelve months ended December 31, 2013, to 1.31% for the twelve months ended December 31, 2014. The cost of FHLB advances decreased from 2.41% for the twelve months ended December 31, 2013 to 1.59% for the twelve months ended December 31, 2014.

The provision for loan losses increased $4.8 million, or 1,140.2%, from $425,000, for the twelve months ended December 31, 2013 to $5.3 million for the twelve months ended December 31, 2014. Nonperforming loans increased $4.4 million, or 63.8%, from $6.8 million, or 1.4% of total loans, at December 31, 2013, to $11.2 million, or 2.1% of total loans, at December 31, 2014.

As we continue to work through the problem loans, management is taking the necessary steps to protect the collateral and minimize additional losses to the Company. We believe our non-performing loans are manageable as two commercial relationships represent $5.2 million, or 46.6%, of total nonperforming loans.

Non-interest income decreased $283,000, or 9.1%, from $3.1 million for the twelve months ended December 31, 2013 to $2.8 million for the twelve months ended December 31, 2014. The decrease in non-interest income was due to the $425,000, or 68.3%, decrease in income from net loan sales and servicing, partially offset by the $142,000, or 6.4%, increase in income from customer service fees and commissions, and a $33,000, or 20.9%, decrease in net losses on the sale of OREO from $158,000 for the twelve months ended December 31, 2013 to $125,000 for the twelve months ended December 31, 2014.

Non-interest expense increased $745,000, or 4.1%, for the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013. Non-interest expense increased primarily due to the increase of $339,000, or 218.7%, in foreclosure and loan collection related expenses, an increase of $291,000, or 44.6%, in professional fees, an increase of $146,000, or 11.7%, in data processing, an increase of $193,000, or 83.5%, in FDIC insurance expense, an increase of $27,000, or 3.9%, in furniture and equipment, an increase of $25,000, or 1.9%, in occupancy expense, and an increase of $3,000, or 0.1%, in other non-interest expense. These increases were partially offset by a decrease in salaries and benefits of $238,000, or 2.3%, a decrease of $31,000, or 10.7%, in stationery, supplies and postage, and a decrease of $10,000, or 1.7%, in advertising expense.

At December 31, 2014, total assets increased $51.5 million, or 8.8% of total assets, from $587.7 million at December 31, 2013 to $639.2 million. The increase in total assets was primarily due to an increase in net loans of $34.1 million, or 7.0%, an increase in cash and cash equivalents of $30.9 million, or 163.1%, partially offset by a decrease of $15.0 million, or 30.6%, in investments.

Total loans at December 31, 2014 increased $34.4 million, or 7.0%, from $489.3 million, or 83.3%, at December 31, 2013 to $523.7 million, or 81.9%, of total assets. The increase in total loans was due to the increase in commercial real estate loans of $38.5 million, or 18.2%, to $249.6 million, an increase in residential construction loans of $2.0 million, or 32.6%, to $8.1 million, an increase of $2.4 million, or 7.5%, in home equity loans to $34.5 million, and an increase in one- to four-family loans of $6.2 million, or 5.5%, to $118.7 million. These increases were partially offset by a decrease in commercial construction loans of $2.7 million, or 6.9%, to $35.8 million, and a decrease in commercial and industrial loans of $12.2 million, or 14.1%, to $74.3 million. In accordance with the Company's asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. For the twelve months ended December 31, 2014, the Company sold $4.6 million in low coupon residential real estate loans and currently services $91.3 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses increased $331,000, or 7.2%, from $4.6 million, or 0.94% of total loans, at December 31, 2013 to $4.9 million, or 0.94% of total loans, at December 31, 2014. The allowance for loan losses as a percentage of nonperforming loans decreased from 67.5% at December 31, 2013 to 44.0% at December 31, 2014 due to the increase in nonperforming loans. Nonperforming loans increased $4.4 million, or 63.8%, from $6.8 million, or 1.4% of total loans, at December 31, 2013, to $11.2 million, or 2.1% of total loans, at December 31, 2014. Net-charge offs increased from $193,000, or 0.4%, of total average loans for the twelve months ended December 31, 2013 to $4.9 million, or 0.98% of total average loans for the twelve months ended December 31, 2014.

The level of the allowance for loan losses is reviewed on a monthly basis and management establishes the provision for loan losses and loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management reviews trends in historical loss rates and projected loss rates, as well as economic factors on a quarterly basis. The quarterly review also includes assessing the specific allowance needs for impaired loans and the current level of allowance for loan losses to be adequate to absorb the estimated probable losses inherent in the loan portfolio.

Total nonperforming assets increased $5.0 million, or 69.1%, from $7.2 million, or 1.2% of total assets, at December 31, 2013 to $12.2 million, or 1.9% of total assets, at December 31, 2014. Nonperforming assets at December 31, 2014, include $11.2 million of nonperforming loans and $1.1 million of OREO. Nonperforming loans increased $4.4 million, or 63.8%, from December 31, 2013 to December 31, 2014 primarily due to a $1.9 million, or 78.4%, increase in nonperforming one-to-four family residential loans, an increase of $2.4 million, or 100.0%, in nonperforming commercial construction loans, an increase of $390,000, or 48.4%, in nonperforming commercial and industrial loans, an increase of $24,000, or 300.0%, in nonperforming consumer loans, and an increase of $18,000, or 7.4%, in nonperforming home equity loans, partially offset by a decrease of $362,000, or 10.8%, in nonperforming commercial real estate loans. Nonperforming loans consist of one-to four-family residential loans of $4.3 million, or 38.5%, commercial real estate loans of $3.0 million, or 26.8%, commercial construction loans of $2.4 million, or 21.4%, commercial and industrial loans of $1.2 million, or 10.7%, consumer loans of $32,000, or 0.3%, and home equity loans of $261,000, or 2.3%.

The investment portfolio decreased $15.0 million, or 30.6%, from $49.2 million at December 31, 2013 to $34.2 million at December 31, 2014. U.S. Treasuries decreased $5.0 million, or 100%, tax-exempt industrial revenue bonds decreased $1.2 million, or 3.6%, collateralized mortgage obligations decreased $242,000, or 37.5%, and certificates of deposit held for investment decreased $8.4 million, or 100.0%. Securities available-for-sale decreased $188,000, or 31.2%, due to the sale of 10,000 shares of common stock in 2014 with a realized gain of $34,000.

Total deposits increased $33.8 million, or 7.5%, from $449.8 million at December 31, 2013 to $483.6 million at December 31, 2014. Core deposits, defined as savings accounts, money market accounts, demand deposit accounts and NOW accounts, increased $19.4 million, or 6.6%, from $292.5 million at December 31, 2013 to $311.9 million at December 31, 2014. Money market accounts increased $10.0 million, or 9.0%, to $121.1 million, demand deposits increased $7.1 million, or 7.8%, to $97.9 million, savings accounts increased $1.0 million, or 1.9%, to $50.7 million, and NOW accounts increased $1.4 million, or 3.4%, to $42.2 million. Certificates of deposit increased $14.4 million, or 9.2%, from $157.2 million at December 31, 2013 to $171.6 million at December 31, 2014.

Federal Home Loan Bank (FHLB) advances increased $22.0 million, or 49.0%, from $45.0 million at December 31, 2013 to $67.0 million at December 31, 2014. FHLB advances increased to fund the $34.4 million, or 7.0%, loan growth over the same period.

Stockholders' equity was $88.1 million, or 13.8% of total assets, at December 31, 2014 compared to $92.2 million, or 15.7% of total assets, at December 31, 2013. The Company's stockholders' equity decreased as a result of the $578,000 net loss for the twelve months ended December 31, 2014 and the $1.4 million cash dividend paid during the twelve months ended December 31, 2014, partially offset by an increase of $303,000, or 8.5%, in stock-based compensation, and an increase of $296,000, or 9.0%, in additional paid-in-capital. In addition, during the twelve months ended December 31, 2014, the Company repurchased 174,915 shares of the Company stock at a cost of $2.9 million, or $16.36 average price per share and released 9,700 shares to fund employee stock options exercises.

At December 31, 2014, the Company's balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered "well-capitalized" under federal banking regulations. The Company's tangible book value per share decreased by $0.25, or 1.5%, from $16.97 at December 31, 2013 to $16.72 at December 31, 2014. The decrease in the tangible book value was primarily due to the $578,000 net loss and the cash dividend payment of $1.4 million, or $0.28 per share, made during the twelve months ended December 31, 2014.

The increase in non-performing loans over the last twelve months was certainly a setback for the Company. As we continue to work through the problem loans, management is taking the necessary steps to protect the collateral and minimize additional losses to the Company.

The increase in non-performing loans and the reversal of accrued interest income on these loans directly affects interest income but we were able to increase interest income by $400,000, or 1.9%, due to the $42.2 million, or 1.9%, increase in average loans outstanding. The table below illustrates the quarterly increase in average loans outstanding and the increase in interest income from loans.

	Three months ended				Twelve months ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Dec. 31
Average Loans	$ 488,981	$ 502,072	$ 514,623	$ 520,140	$ 506,563
Interest Income	$ 5,205	$ 5,371	$ 5,539	$ 5,610	$ 21,724

As we have stated in previous releases, we have positioned the balance sheet to benefit from the eventual increase in interest rates to protect earnings when interest rates rise. Despite the challenges that we are facing, we are committed to increasing the franchise value of the Company. In 2014, we increased total loans by $34.4 million, or 7.0%, and increased core deposits by $19.4 million, or 6.6%. We remain optimistic and plan to continue to grow in our marketplace. We believe the recent mergers and acquisition activity in our market will give our company an opportunity to improve the franchise value for our shareholders.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank's products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)

ASSETS	December 31, 2014	December 31, 2013
	(Unaudited)

Cash and due from banks	$ 8,794	$ 9,100
Federal funds sold	2,915	426
Interest-bearing deposits with the Federal Reserve Bank of Boston	38,060	9,389
Total cash and cash equivalents	49,769	18,915

Available-for-sale securities, at fair value	414	602
Securities held-to-maturity, at cost	33,747	48,606
Federal Home Loan Bank stock, at cost	3,914	3,914
Loans receivable, net of allowance for loan losses ($4,927 at December 31, 2014 and $4,596 at December 31, 2013)	519,757	485,619
Loans held for sale	--	70
Other real estate owned	1,050	407
Mortgage servicing rights	269	381
Bank owned life insurance	14,531	14,173
Premises and equipment, net	8,855	9,181
Accrued interest receivable	1,591	1,609
Deferred income tax asset	3,683	3,042
Other assets	1,642	1,208
Total assets	$ 639,222	$ 587,727

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$ 97,922	$ 90,869
NOW accounts	42,177	40,774
Savings accounts	50,716	49,755
Money market deposit accounts	121,106	111,126
Certificates of deposit	171,637	157,242
Total deposits	483,558	449,766

Advances from Federal Home Loan Bank	67,039	44,992
Accrued expenses and other liabilities	491	739
Total liabilities	551,088	495,497

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued; 5,270,670 and 5,435,885 shares outstanding at December 31, 2014 and December 31, 2013)	72,479	72,479
Treasury stock, at cost (2,168,698 and 2,003,483 shares at December 31, 2014 and December 31, 2013)	(29,119)	(26,435)
Additional paid-in capital	3,595	3,299
Unearned compensation (restricted stock awards)	(7)	(12)
Unearned compensation (Employee Stock Ownership Plan)	(3,273)	(3,571)
Retained earnings	44,430	46,418
Accumulated other comprehensive income	29	52
Total stockholders' equity	88,134	92,230
Total liabilities and stockholders' equity	$ 639,222	$ 587,727

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Interest and dividend income:
Loans, including fees	$ 5,610	$ 5,245	$ 21,724	$ 21,324
Interest and dividends on securities	385	415	1,589	1,690
Other interest-earning assets	18	11	41	55
Total interest and dividend income	6,013	5,671	23,354	23,069

Interest expense:
Deposits	684	812	2,773	3,635
Securities sold under agreements to repurchase	--	--	--	9
Other borrowed funds	238	168	910	705
Total interest expense	922	980	3,683	4,349

Net interest income	5,091	4,691	19,671	18,720
Provision for loan losses	68	156	5,271	425
Net interest income, after provision for loan losses	5,023	4,535	14,400	18,295

Non-interest income:
Service charges, fee and commissions	546	521	2,352	2,210
Loan sales and servicing, net	30	63	197	622
Net gain on sales of securities available for sale	--	37	34	37
Loss on sale of other real estate owned	(10)	(4)	(13)	(158)
Other real estate owned writedowns	(40)	--	(112)	--
Income from bank owned life insurance	90	90	359	366
Other non-interest income	--	--	--	23
Total non-interest income	616	707	2,817	3,100

Non-interest expenses:
Salaries and employee benefits	2,447	2,508	9,927	10,165
Occupancy expenses	311	315	1,357	1,332
Furniture and equipment	192	163	726	699
FDIC insurance assessment	117	52	424	231
Data processing	344	316	1,390	1,244
Professional fees	315	125	943	652
Advertising	90	116	563	573
Stationery, supplies and postage	67	79	260	291
Foreclosure expense	108	9	494	155
Other non-interest expense	860	678	2,816	2,813
Total non-interest expenses	4,851	4,361	18,900	18,155

Income (loss) before income tax expense (benefit)	788	881	(1,683)	3,240
Income tax expense (benefit)	489	211	(1,105)	687
Net (loss) income	$ 299	$ 670	$ (578)	$ 2,553

Earnings (loss) per share:
Basic	$ 0.06	$ 0.14	$ (0.12)	$ 0.51
Diluted	$ 0.06	$ 0.14	$ (0.11)	$ 0.50
Adjusted weighted average common shares outstanding
Basic	4,933,077	5,035,694	5,021,890	5,037,783
Diluted	4,973,830	5,140,874	5,092,473	5,129,527

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating Results:
Net interest income	$ 5,091	$ 4,691	$ 19,671	$ 18,720
Loan loss provision	68	156	5,271	425
Non-interest income	616	707	2,817	3,100
Non-interest expense	4,851	4,361	18,900	18,155
Net income	299	670	(578)	2,553

Performance Ratios:
Return on average assets	0.19%	0.46%	-0.10%	0.44%
Return on average equity	1.34%	2.89%	-0.64%	2.79%
Interest rate spread	3.39%	3.34%	3.43%	3.35%
Net interest margin (1)	3.60%	3.61%	3.65%	3.60%
Non-interest income to average assets	0.39%	0.48%	0.47%	0.53%
Non-interest expense to average assets	3.08%	2.98%	3.13%	3.10%
GAAP Efficiency Ratio (2)	85.00%	80.79%	84.04%	83.20%
Non-GAAP efficiency ratio (3)	80.79%	77.46%	80.09%	79.00%
Average Equity to Average Assets	14.19%	15.84%	15.01%	15.58%

Per Share Data:
Diluted earnings per share	$ 0.06	$ 0.14	$ (0.11)	$ 0.50
Cash Dividend per share	$ 0.07	$ 0.05	$ 0.28	$ 0.20
Dividend Yield			1.67%	1.63%
Stock price at period end			$ 16.75	$ 17.41
Tangible Book value per share at period end			$ 16.72	$ 16.97

	At or for the year ended December 31,	At or for the year ended December 31,
	2014	2013
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.94%	0.94%
Allowance for loan losses as a percent of total non-performing loans	44.02%	67.48%
Net charge-offs to average loans	0.98%	0.04%
Non-performing loans as a percent of total loans	2.14%	1.39%
Non-performing assets as a percent of total assets	1.92%	1.23%
Other Data:
Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.
(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.
(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Non-interest expenses	$ 4,851	$ 4,361	$ 18,900	$ 18,155
Tax equivalent net interest income	5,339	4,956	20,691	19,784
Non-interest income	616	707	2,817	3,100
Add back:
Loan sales and servicing, net	--	--	--	--
Other non-interest income	--	--	--	(23)
Net gain on sale of securities	--	(37)	(34)	(37)
Loss on sale of other real estate owned	50	4	125	158
Total income included in calculation	6,005	5,630	23,599	22,982
Non-interest expenses divided by total income	80.79%	77.46%	80.09%	79.00%
CONTACT: Chicopee Bancorp, Inc.
         Guida R. Sajdak
         Chief Financial Officer and Senior Vice President
         413-594-6692
         gsajdak@chicopeesavings.com